Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2020 Full Year and Fourth Quarter Results

SIMI VALLEY, Calif., June 23, 2020 — AeroVironment, Inc. (NASDAQ: AVAV), a global leader in unmanned aircraft systems (UAS), today reported financial results for its full year and fourth quarter ended April 30, 2020.

●	Record fourth quarter and full year revenue of $135.2 million and $367.3 million, an increase of 54 percent and 17 percent year-over-year, respectively
●	Fourth quarter diluted earnings per share from continuing operations and non-GAAP diluted earnings per share from continuing operations of $0.73 and $0.75, an increase of 47 cents and 49 cents year-over-year, respectively

●	Record funded backlog of $208.1 million, providing strong momentum toward a fourth consecutive year of profitable growth

“Our team delivered outstanding results in our fourth quarter and full fiscal year 2020. We established new records for highest quarterly revenue, highest fiscal year revenue, and highest funded backlog for the full fiscal year 2020. With continued focus on our business strategy, coupled with excellent execution by our committed and talented team, we delivered our third consecutive year of profitable, double-digit topline growth,” said Wahid Nawabi, AeroVironment president and chief executive officer. “Strong growth in small unmanned aircraft systems revenue reflects continued global demand for our market leading UAS solutions, while significant progress in tactical missile systems and HAPS advances our strategy for long-term value creation.”

“We achieved numerous significant milestones this fiscal year, including successfully completing initial flight tests of the HAWK30 solar-HAPS system, securing the largest U.S. Army LMAMS order to date for our Switchblade system, successfully demonstrating a larger variant of Switchblade, progressing in the development of next generation autonomy capabilities and growing our international customer base to 50 allied nations. Presented with the unprecedented circumstances driven by the COVID-19 pandemic, our team continued to deliver exceptional results while maintaining a strong focus on safety and serving our customers around the world. We continue to build on our momentum as we enter fiscal year 2021 and are confident in our ability to enhance shareholder value over the near- and long-term,” Mr. Nawabi added.

FISCAL 2020 FOURTH QUARTER RESULTS

Revenue for the fourth quarter of fiscal 2020 was $135.2 million, an increase of 54% from the fourth quarter of fiscal 2019 revenue of $87.9 million. The increase in revenue was due to an increase in product sales of $37.4 million and an increase in service revenue of $9.9 million.

Gross margin for the fourth quarter of fiscal 2020 was $53.2 million, an increase of 44% from the fourth quarter of fiscal 2019 gross margin of $37.0 million. The increase in gross margin was primarily due to an increase in product margin of $10.8 million and an increase in service margin of $5.3 million. As a percentage of revenue, gross margin decreased to 39% from 42%. The decrease in gross margin percentage was primarily due to an unfavorable product mix and an increase in intangible asset amortization expense of $0.7 million associated with our acquisition of Pulse Aerospace in June 2019.

Income from continuing operations for the fourth quarter of fiscal 2020 was $21.3 million, an increase of $16.2 million from the fourth quarter of fiscal 2019 income from continuing operations of $5.1 million. The increase in income from continuing operations was primarily a result of an increase in gross margin of $16.1 million and a decrease in selling, general and administrative (“SG&A”) expense of $3.9 million, partially offset by an increase in research and development (“R&D”) expense of $3.9 million. SG&A expense for the fourth quarter of fiscal 2019 included impairment charges of $4.4 million related to the long-lived assets of our commercial UAS Quantix solution.

Other income, net, for the fourth quarter of fiscal 2020 was $1.2 million compared to $2.8 million for the fourth quarter of fiscal 2019. The decrease in other income, net was primarily due to a decrease in income from transition services performed on behalf of the buyer of the discontinued EES business.

Provision for (benefit from) income taxes for the fourth quarter of fiscal 2020 was a provision of $2.6 million compared to a benefit of $0.1 million for the fourth quarter of fiscal 2019. The increase in provision for income taxes was primarily due to the increase in income before income taxes.

Equity method investment loss, net of tax, for the fourth quarter of fiscal 2020 was $2.1 million compared to $1.9 million for the fourth quarter of fiscal 2019 primarily associated with our investment in HAPSMobile, Inc. joint venture formed in December 2017.

Net income attributable to AeroVironment for the fourth quarter of fiscal 2020 was $17.5 million compared to $5.7 million for the fourth quarter of fiscal 2019.

Earnings per diluted share from continuing operations attributable to AeroVironment for the fourth quarter of fiscal 2020 was $0.73 compared to $0.26 for the fourth quarter of fiscal 2019.

Non-GAAP earnings per diluted share from continuing operations was $0.75 for the fourth quarter of fiscal 2020 compared to $0.26 for the fourth quarter of fiscal 2019.

FISCAL 2020 FULL YEAR RESULTS

Revenue for fiscal 2020 was $367.3 million, an increase of 17% from fiscal 2019 revenue of $314.3 million. The increase in revenue was primarily due to an increase in product sales of $44.7 million and an increase in service revenue of $8.3 million.

Gross margin for fiscal 2020 was $153.1 million, an increase of 19% from fiscal 2019 gross margin of $128.4 million. The increase in gross margin was primarily due to an increase in product margin of $19.0 million and an increase in service margin of $5.7 million. As a percentage of revenue, gross margin increased to 42% from 41%. The increase in gross margin percentage was primarily due to an increase in the proportion of product sales to total revenue, partially offset by an increase in intangible asset amortization expense of $2.5 million associated with our acquisition of Pulse Aerospace in June 2019.

Income from continuing operations for fiscal 2020 was $47.1 million, an increase of 39% from fiscal 2019 income from continuing operations of $33.8 million. The increase in income from continuing operations was primarily a result of an increase in gross margin of $24.7 million and a decrease in SG&A expense of $0.9 million, partially offset by an increase in R&D expense of $12.2 million. SG&A expense for fiscal 2019 included impairment charges of $4.4 million related to the long-lived assets of our commercial UAS Quantix solution.

Other income, net for fiscal 2020 was $5.5 million compared to $16.7 million for fiscal 2019. The decrease in other income, net was primarily due to a one-time gain from a litigation settlement of $0.26 per diluted share in fiscal 2019 and a decrease in income from transition services performed on behalf of the buyer of the discontinued EES business.

Provision for income taxes for fiscal 2020 was $5.8 million compared to $4.6 million for fiscal 2019. The increase in provision for income taxes was primarily due to an increase in income before income taxes.

Equity method investment loss, net of tax for fiscal 2020 was $5.5 million compared to $3.9 million for fiscal 2019. The equity method loss is primarily associated with our investment in the HAPSMobile Inc. joint venture formed in December 2017.

Net income attributable to AeroVironment for fiscal 2020 was $41.1 million compared to $47.4 million for fiscal 2019. Fiscal 2019 included a one-time gain from a litigation settlement of $0.26 per diluted share.

Earnings per diluted share from continuing operations attributable to AeroVironment for fiscal 2020 was $1.72 compared to $1.74 for fiscal 2019. Fiscal 2019 included a one-time gain from a litigation settlement of $0.26 per diluted share.

Non-GAAP earnings per diluted share from continuing operations for fiscal 2020 was $1.84 compared to $1.48 for fiscal 2019 which excludes a one-time gain from a litigation settlement of $0.26 per diluted share.

BACKLOG

As of April 30, 2020, funded backlog (remaining performance obligations under firm orders for which funding is currently appropriated to us under a customer contract) was $208.1 million compared to $164.3 million as of April 30, 2019.

FISCAL 2021 — OUTLOOK FOR THE FULL YEAR

For fiscal 2021, the Company expects to generate revenue between $390 million and $410 million, operating margin of between 12% and 12.5%, and earnings per diluted share of $1.65 to $1.85. This financial guidance assumes approximately 7% ownership of the HAPSMobile joint venture. The Company expects non-GAAP earnings per diluted share, which excludes amortization of acquired intangible assets, to be between $1.74 and $1.94.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

UPDATED CONFERENCE CALL AND PRESENTATION

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday June 23, 2020, at 1:30 pm Pacific Time that will be webcast live. Wahid Nawabi, president and chief executive officer, Kevin P. McDonnell, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call by using the following updated telephone numbers, (877) 561-2749 (U.S.) or (678) 809-1029 (international) and providing the conference ID 3557035 five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

A supplementary investor presentation for the fourth quarter and full fiscal 2020 can be accessed at https://investor.avinc.com/events-and-presentations.

Updated Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company's website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday June 23, 2020, at approximately 4:00 p.m. Pacific Time through June 30, 2020, at 11:59 p.m. Pacific Time. Dial (855) 859-2056 (U.S.) or (404) 537-3406 (international) and provide the conference ID 3557035.

ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty. Based in California, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information visit www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; our ability to perform under existing contracts and obtain new contracts; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; the extensive regulatory requirements governing our contracts with the U.S. government and international customers; the consequences to our financial position, business and reputation that could result from failing to comply with such regulatory requirements; unexpected technical and marketing difficulties inherent in major research and product development efforts; the impact of potential security and cyber threats; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; uncertainty in the customer adoption rate of commercial use unmanned aircraft systems; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; risk of litigation, including but not limited to pending litigation arising from the sale of our EES business; the impact of our recent acquisition of Pulse Aerospace, LLC and our ability to successfully integrate it into our operations; product liability, infringement and other claims; changes in the regulatory environment; the impact of the outbreak related to the strain of coronavirus known as COVID-19 on our business operations; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains a non-GAAP financial measure. See in the financial tables below the calculation of this measure, the reasons why we believe this measure provides useful information to investors, and a reconciliation of this measure to the most directly comparable GAAP.

- Financial Tables Follow –

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Year Ended
	April 30,	April 30,	April 30,	April 30,
	2020	2019	2020	2019
	(Unaudited)
Revenue:
Product sales	$97,101	$59,696	$256,758	$212,089
Contract services	38,122	28,234	110,538	102,185
	135,223	87,930	367,296	314,274
Cost of sales:
Product sales	56,887	30,331	139,131	113,489
Contract services	25,168	20,576	75,063	72,382
	82,055	50,907	214,194	185,871
Gross margin:
Product sales	40,214	29,365	117,627	98,600
Contract services	12,954	7,658	35,475	29,803
	53,168	37,023	153,102	128,403
Selling, general and administrative	16,344	20,277	59,490	60,343
Research and development	15,529	11,603	46,477	34,234
Income from continuing operations	21,295	5,143	47,135	33,826
Other income:
Interest income, net	1,111	1,426	4,828	4,672
Other income, net	75	1,339	707	11,980
Income from continuing operations before income taxes	22,481	7,908	52,670	50,478
Provision for (benefit from) income taxes	2,645	(83)	5,848	4,641
Equity method investment loss, net of tax	(2,077)	(1,873)	(5,487)	(3,944)
Net income from continuing operations	17,759	6,118	41,335	41,893
Discontinued operations:
(Loss) gain on sale of business, net of tax	(265)	38	(265)	8,490
Loss from discontinued operations, net of tax	—	(453)	—	(2,964)
Net (loss) income from discontinued operations	(265)	(415)	(265)	5,526
Net income	17,494	5,703	41,070	47,419
Net (income) loss attributable to noncontrolling interest	(23)	(21)	4	19
Net income attributable to AeroVironment, Inc.	$17,471	$5,682	$41,074	$47,438
Net income (loss) per share attributable to AeroVironment, Inc.—Basic
Continuing operations	$0.74	$0.26	$1.74	$1.77
Discontinued operations	(0.01)	(0.02)	(0.01)	0.23
Net income per share attributable to AeroVironment, Inc.—Basic	$0.73	$0.24	$1.73	$2.00
Net income (loss) per share attributable to AeroVironment, Inc.—Diluted
Continuing operations	$0.73	$0.26	$1.72	$1.74
Discontinued operations	(0.01)	(0.02)	(0.01)	0.23
Net income per share attributable to AeroVironment, Inc.—Diluted	$0.72	$0.24	$1.71	$1.97
Weighted-average shares outstanding:
Basic	23,849,575	23,718,030	23,806,208	23,663,410
Diluted	24,133,809	24,094,717	24,088,167	24,071,713

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	April 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$255,142	$172,708
Held-to-maturity short-term investments	—	150,487
Available-for-sale short-term investments	47,507	—
Accounts receivable, net of allowance for doubtful accounts of $1,190 at April 30, 2020 and $1,041 at April 30, 2019	73,660	31,051
Unbilled receivables and retentions	75,837	53,047
Inventories	45,535	54,056
Prepaid expenses and other current assets	6,246	7,418
Income taxes receivable	—	821
Total current assets	503,927	469,588
Held-to-maturity long-term investments	—	9,386
Available-for-sale long-term investments	15,030	—
Property and equipment, net	21,694	16,905
Operating lease right-of-use assets	8,793	—
Deferred income taxes	4,928	6,685
Intangibles, net	13,637	459
Goodwill	6,340	—
Other assets	10,605	5,821
Total assets	$584,954	$508,844
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,859	$15,972
Wages and related accruals	23,972	18,507
Customer advances	7,899	2,962
Current operating lease liabilities	3,380	—
Income taxes payable	1,065	—
Other current liabilities	10,778	7,425
Total current liabilities	66,953	44,866
Deferred rent	—	1,173
Non-current operating lease liabilities	6,833	—
Other non-current liabilities	250	150
Deferred tax liability	—	29
Liability for uncertain tax positions	1,017	51
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares—10,000,000; none issued or outstanding at April 30, 2020 and April 30, 2019	—	—
Common stock, $0.0001 par value:
Authorized shares—100,000,000
Issued and outstanding shares—24,063,639 shares at April 30, 2020 and 23,946,293 shares at April 30, 2019	2	2
Additional paid-in capital	181,481	176,216
Accumulated other comprehensive income	328	2
Retained earnings	328,090	286,351
Total AeroVironment, Inc. stockholders’ equity	509,901	462,571
Noncontrolling interest	—	4
Total equity	509,901	462,575
Total liabilities and stockholders’ equity	$584,954	$508,844

AeroVironment, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended April 30,
	2020	2019	2018
Operating activities
Net income	$41,070	$47,419	$17,647
Loss (gain) on sale of business, net of tax	265	(8,490)	—
Loss from discontinued operations, net of tax	—	2,964	3,887
Net income from continuing operations	41,335	41,893	21,534
Adjustments to reconcile net income from continuing operations to cash provided by operating activities from continuing operations:
Depreciation and amortization	9,888	7,669	5,982
Losses from equity method investments	5,487	3,944	1,283
Realized gain from sale of available-for-sale investments	(180)	—	—
Impairment of long-lived assets	—	4,398	255
Provision for doubtful accounts	388	(39)	977
Impairment of intangible assets and goodwill	—	—	1,021
Other non-cash gain, net	(703)	—	—
Non-cash lease expense	4,574	—	—
Loss (gain) on foreign currency transactions	1	38	(87)
Deferred income taxes	3,419	4,792	2,853
Stock-based compensation	6,227	6,985	4,956
(Gain) loss on sale of property and equipment	(71)	76	20
Amortization of debt securities	(1,423)	(1,506)	1,424
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(42,869)	25,821	11,070
Unbilled receivables and retentions	(22,790)	(36,175)	2,253
Inventories	8,855	(16,631)	1,192
Income tax receivable	821	(821)	—
Prepaid expenses and other assets	831	(2,401)	139
Accounts payable	3,127	(7,054)	5,736
Other liabilities	8,180	(4,043)	9,224
Net cash provided by operating activities of continuing operations	25,097	26,946	69,832
Investing activities
Acquisition of property and equipment	(11,220)	(8,896)	(9,563)
Equity method investments	(14,498)	(7,598)	(3,267)
Business acquisition, net of cash acquired	(18,641)	—	—
Proceeds from sale of business	—	31,994	—
Proceeds from sale of property and equipment	81	—	—
Redemptions of held-to-maturity investments	185,917	260,918	227,663
Purchases of held-to-maturity investments	(176,757)	(267,122)	(221,680)
Redemptions of available-for-sale investments	200,892	2,250	450
Purchases of available-for-sale investments	(106,607)	—	—
Net cash provided by (used in) investing activities from continuing operations	59,167	11,546	(6,397)
Financing activities
Principal payments of capital lease obligations	—	(161)	(288)
Payment of contingent consideration	(868)	—	—
Tax withholding payment related to net settlement of equity awards	(1,062)	(1,094)	(397)
Exercise of stock options	100	71	2,705
Net cash (used in) provided by financing activities from continuing operations	(1,830)	(1,184)	2,020
Discontinued operations
Operating activities of discontinued operations	—	(7,686)	(623)
Investing activities of discontinued operations	—	(431)	(1,219)
Net cash used in discontinued operations	—	(8,117)	(1,842)
Net increase in cash, cash equivalents, and restricted cash	82,434	29,191	63,613
Cash, cash equivalents, and restricted cash at beginning of period	172,708	143,517	79,904
Cash, cash equivalents, and restricted cash at end of period	$255,142	$172,708	$143,517
Supplemental disclosures of cash flow information
Cash paid, net during the period for:
Income taxes	$532	$6,780	$1,813
Non-cash activities
Unrealized gain on investments, net of deferred tax expense of $14, $51 and $25 for the fiscal years ended 2020, 2019 and 2018, respectively	$50	$57	$70
Reclassification from share-based liability compensation to equity	$—	$—	$384
Change in foreign currency translation adjustments	$276	$(34)	$36
Acquisitions of property and equipment included in accounts payable	$1,425	$810	$379

AeroVironment, Inc.

Reconciliation of non-GAAP Earnings per Diluted Share (Unaudited)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	April 30, 2020	April 30, 2019	April 30, 2020	April 30, 2019

Earnings per diluted share from continuing operations	$0.73	$0.26	$1.72	$1.74
Acquisition related expenses	—	—	0.04	—
Amortization of acquired intangible assets	0.02	—	0.08	—
One-time gain from a litigation settlement	—	—	—	(0.26)
Earnings per diluted share from continuing operations as adjusted (Non-GAAP)	$0.75	0.26	$1.84	$1.48

Reconciliation of Forecasted Earnings per Diluted Share (Unaudited)

Fiscal year ending
April 30, 2021
Forecasted earnings per diluted share from continuing operations	$1.65 - 1.85
Amortization of acquired intangible assets	0.09
Forecasted earnings per diluted share from continuing operations as adjusted (Non-GAAP)	$1.74 - 1.94

Statement Regarding Non-GAAP Measures

The non-GAAP measure set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that this measure provides useful information to investors by offering additional ways of viewing our results that, when reconciled to the corresponding GAAP measure, help our investors to understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. In addition, management uses this non-GAAP measure to measure our operating and financial performance.

We exclude the acquisition-related expenses and amortization of acquisition-related intangible assets in fiscal 2020 and the one-time gain from a litigation settlement in fiscal 2019 because we believe this facilitates more consistent comparisons of operating results over time between our newly acquired and existing businesses, and with our peer companies. We believe, however, that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible asset amortization will recur in future periods until such intangible assets have been fully amortized.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (805) 520-8350

ir@avinc.com